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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 31, 1994



                             THE ACTAVA GROUP INC.
             (Exact name of registrant as specified in its charter)



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
               DELAWARE                                  1-5706                          58-0971455
- --------------------------------------         --------------------------         ------------------------
     (State or other jurisdiction of               (Commission File Number)           (I.R.S. Employer
    incorporation or organization)                                                   Identification No.)
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              4900 GEORGIA-PACIFIC CENTER, ATLANTA, GEORGIA 30303
               (Address of principal executive offices)(Zip Code)



        Registrant's telephone number, including area code: 404/658-9000



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ITEM 5.  Other Events

        On August 31, 1994, The Actava Group Inc. ("Actava") entered into letters of intent with Orion Pictures Corporation ("Orion"), MCEG Sterling Incorporated ("Sterling"), International Telcell, Inc. ("ITI"), and Metromedia International Inc. ("MII") (ITI and MII are together referred to as "MITI") providing for a combination of the foregoing companies (the "Proposed Transaction") into one new company to be named "Metromedia International Group, Inc."

        Under the terms of the Proposed Transaction, each share of Orion common stock would be exchanged for 0.57143 shares of Actava common stock or its equivalent, each share of Sterling common stock would be exchanged for Actava common stock or its equivalent at the same 0.57143 exchange ratio, and each share of MITI common stock would be exchanged for 5.5614 shares of Actava common stock or its equivalent. The foregoing exchange ratios will be subject to certain adjustments depending on the trading range of Actava common stock. Actava currently has approximately 18,335,186 shares of common stock outstanding. As a result of the Proposed Transaction, it is currently anticipated that Actava (based on current market prices and assuming it is the surviving entity in the Proposed Transaction) would issue approximately 21,500,000 additional shares of common stock. All of the shares of common stock of the surviving entity in Proposed Transaction will be identical to the shares of Actava common stock currently outstanding, except that the shares of common stock issued to Metromedia Company and its affiliates (including John W. Kluge) will be entitled to three votes per share. It is currently anticipated that Metromedia Company and its affiliates would control in excess of 50% of the voting power of the surviving entity as a result of the exchanges of stock contemplated by the Proposed Transaction.

        The letters of intent contemplate that Actava will provide up to $55 million of interim financing on a secured basis to Orion, Sterling and MITI prior to consummation of the Proposed Transaction.

        Metromedia International Group, Inc. will be managed by a three person Office of the Chairman consisting of John W. Kluge, the current Chairman of Orion, as Chairman, Stuart Subotnick, Orion's current Vice Chairman, as Vice Chairman, and John D. Phillips, President and Chief Executive Officer of Actava, as President.

        The closing of each of the transactions included in the Proposed Transaction is contingent upon the closing of each other transaction included in the Proposed Transaction. The consummation of the Proposed Transaction is subject, among other things, to the successful negotiation and execution of definitive agreements, approval of the Proposed Transaction by the Boards of Directors and shareholders of Actava, Orion, Sterling, and MITI, the completion of satisfactory due diligence investigations by each of the parties to the Proposed Transaction, the receipt of all required lender consents, the successful refinancing of the currently outstanding Orion debt, and the receipt of all required regulatory approvals, including approval with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.





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ITEM 7.  Financial Statements and Exhibits

(c)  Exhibits


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
Exhibit
 Number          Description
- -------  -------------------------------------------------------------------------------
 99(a)    Letter of intent regarding a contemplated business combination by and among The Actava Group Inc., Metromedia
          International, Inc., and International Telcell, Inc. dated as of August 31, 1994.

 99(b)    Letter of intent regarding a contemplated business combination by and among The Actava Group Inc. and Orion Pictures
          Corporation dated as of August 31, 1994.

 99(c)    Letter of intent regarding a contemplated business combination by and among Orion Pictures Corporation, MCEG Sterling
          Incorporated and The Actava Group Inc. dated as of August 31, 1994.

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                                   SIGNATURES




  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE ACTAVA GROUP INC.
                              ---------------------------------------
                                   Registrant





                               /s/  Frederick B. Beilstein, III
                              ---------------------------------------
                                    Frederick B. Beilstein, III
                                    Senior Vice President and
                                    Chief Financial Officer





Dated:  September 2, 1994





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                                 Exhibit Index


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
Exhibit
 Number          Description
- -------  -------------------------------------------------------------------------------
 99(a)    Letter of intent regarding a contemplated business combination by and among The Actava Group Inc., Metromedia
          International, Inc., and International Telcell, Inc. dated as of August 31, 1994.

 99(b)    Letter of intent regarding a contemplated business combination by and among The Actava Group Inc. and Orion Pictures
          Corporation dated as of August 31, 1994.

 99(c)    Letter of intent regarding a contemplated business combination by and among Orion Pictures Corporation, MCEG Sterling
          Incorporated and The Actava Group Inc. dated as of August 31, 1994.

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